Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

MXENERGY GAS CAPITAL CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto and known, identified, and referred to as the “General Corporation Law of the State of Delaware” or “DGCL”), hereby certifies that:

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is MxEnergy Gas Capital Corp.

SECOND:  The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is:  Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is twenty thousand (20,000) shares of Common Stock.  All shares shall have par value of $0.001 per share.

FIFTH:  The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Jason A. Marsh	c/o Jeffers & Ireland
Professional Corporation
55 Walls Drive
Fairfield, Connecticut 06824

SIXTH:  The Corporation is to have a perpetual existence.

SEVENTH:  For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1)           The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by or in the manner provided in the Bylaws.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.  No election of directors need be by written ballot.

(2)           After the original or other Bylaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

EIGHTH:  (1)  To the fullest extent permitted by the laws of the State of Delaware:

(a)           Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, trustee or representative or in any other capacity while serving as a director, officer, trustee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except as provided in the Bylaws of the Corporation with respect to proceedings to enforce rights to indemnification and “advancement of expenses” (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(b)  In addition to the right to indemnification conferred in this Article Eighth, Section (1)(a), an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Sixth or otherwise.

(2)           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Eighth, Section (2) shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation in respect to any act or omission occurring prior to the time of such repeal or modification.  If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH:  From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

Signed on May 31, 2005.

By	/s/ Jason A. Marsh
Jason A. Marsh
Incorporator